Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Tower, CastlePoint Holdings, Ltd. (“CastlePoint”), HIG, Inc. (“Hermitage”) and SUA, after giving effect to the merger with SUA and the acquisitions of CastlePoint and Hermitage by Tower, which were consummated on February 5, 2009 and February 27, 2009, respectively.
The unaudited pro forma condensed consolidated financial information gives effect to the merger as if it had occurred (i) on September 30, 2009 for the purposes of the unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 and (ii) on January 1, 2008 for the purposes of the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2008 and January 1, 2009 for the nine months ended September 30, 2009. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2008 and the nine months ended September 30, 2009 give effect to the acquisitions of CastlePoint and Hermitage as if they had occurred on January 1, 2008 and January 1, 2009, respectively. The unaudited pro forma condensed consolidated financial information has been prepared by and is the responsibility of Tower’s management. Certain amounts from SUA’s historical consolidated financial statements have been reclassified to conform to Tower’s presentation.
The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single entity as of or for the periods presented. The unaudited pro forma condensed consolidated financial information should be read together with the historical financial statements and related notes of Tower and SUA that each has filed with the SEC.

Tower Group, Inc.
Unaudited Condensed Consolidated Pro forma Balance Sheet
September 30, 2009

	Historical		Pro Forma			Pro Forma
($ in thousands, except par value)	Tower	SUA	Adjustments	Notes		Combined

Assets
Investments & cash	$1,630,921	$306,109				$1,937,030
Investment income receivable	17,283	2,476				19,759
Premiums receivable	229,086	59,222				288,308
Reinsurance recoverable	123,886	73,883				197,769
Prepaid reinsurance premiums	38,731	337				39,068
Deferred acquisition costs, net of ceding commission revenue	151,696	21,408	(21,408)	4	(c)
			18,559	4	(c)	170,255
Receivable for securities	67,778					67,778
Deferred income taxes	30,943	1,173	(2,960)	4	(a)
			156	4	(b)
			997	4	(c)
			617	4	(d)
			5,495	4	(f)
			3,076	4	(f)	39,498
Intangible assets	38,028	10,745	1,185	4	(a)	49,958
Goodwill	236,407		1,775	4	(a)
			289	4	(b)
			1,852	4	(c)
			1,147	4	(d)
			10,205	4	(e)
			(37,707)	4	(f)
			(3,076)	4	(f)
			25,516	5		236,407
Fixed assets, net	49,994	12,323	(445)	4	(b)	61,872
Investment in subsidiaries	—	—	106,567	2
			(106,567)	4	(f)	—
Other assets	26,678	4,201				30,879

Total assets	$2,641,431	$491,877	$5,273			$3,138,581

Liabilities
Loss and loss adjustment expenses	$827,946	$222,232	$1,764	4	(d)
			15,700	4	(e)	$1,067,642
Unearned premium	532,076	103,275				635,351
Reinsurance balances payable	34,232					34,232
Payable to issuing carriers	66					66
Insured deposit funds	—	13,261				13,261
Funds held under reinsurance agreements	14,865					14,865
Deferred tax liability		691				691
Accounts payable, accrued liabilities and other liabilities	77,513	8,103				85,616
Subordinated debentures	235,058					235,058

Total liabilities	1,721,756	347,562	17,464			2,086,782
Stockholders’ equity
Common stock ($0.01 par value)	405	161	45	2
			(161)	4	(f)	450
Treasury stock	(1,365)	(1,003)	1,003	4	(f)	(1,365)
Paid-in capital	643,652	138,385	106,522	2
			(138,385)	4	(f)	750,215
Accumulated other comprehensive loss	38,969	5,496	(5,496)	4	(f)	38,969
Retained earnings	238,014	1,276	(1,276)	4	(f)
			25,557	5		263,530

Total stockholders’ equity	919,675	144,315	(12,191)			1,051,799

Total liabilities and stockholders’ equity	$2,641,431	$491,877	$5,273			$3,138,581

See “Notes to Unaudited Pro forma Condensed Consolidated Financial Statements” below.

Tower Group, Inc.
Unaudited Condensed Consolidated Pro forma Statement of Income
Nine months ended September 30, 2009

		Pro Forma			Tower
		Adjustments-			Pro Forma			Tower/SUA
($ in thousands, except par value	Historical	CastlePoint	ProForma		Adjustments-			Pro Forma
and share amounts)	Tower	Hermitage (a)	Combined	SUA	SUA	Notes		Combined

Revenues
Net premiums earned	$621,519	$52,650	$674,169	$114,420				$788,589
Ceding commission revenue	27,674	(5,842)	21,832	—				21,832
Insurance services revenue	4,253	(4,276)	(23)	—				(23)
Policy billing fees	2,191		2,191	—				2,191
Net investment income	53,683	2,991	56,674	8,271				64,945
Other-than-temporary impairment losses	(34,322)		(34,322)	(2,198)				(36,520)
Portion of loss recognized in other
accumulated comprehensive net loss	15,278		15,278	1,006				16,284
Other net realized gains (losses) on investments	21,369	57	21,426	(213)				21,213

Net impairment losses recognized in earnings	2,325	57	2,382	(1,405)	—			977

Total revenues	711,645	45,580	757,225	121,286	—			878,511
Expenses
Loss and loss adjustment expenses	330,922	27,300	358,222	75,791	(435)	4	(d)	433,578
Underwriting expenses	240,032	23,717	263,749	46,875	397	4	(a)
					(2,910)	4	(b)
					(2,051)	4	(c)	306,059
Acquisition-related transaction costs	13,335	(13,335)	—					—
Interest expense	13,497	—	13,497	—	—			13,497

Total expenses	597,786	37,682	635,468	122,666	(5,000)			753,134
Other Income (expense)
Equity income in unconsolidated affiliate	(777)	777	—	—				—
Gain on investment in acquired
unconsolidated affiliate	7,388	(7,388)	—	—				—

Income before income taxes	120,470	1,287	121,757	(1,380)	5,000			125,377
Income tax expense (benefit)	41,888	(75)	41,813	(600)	(139)	4	(a)
					1,019	4	(b)
					718	4	(c)
					152	4	(d)
					117	4	(g)	43,080

Net income	$78,582	$1,362	$79,944	$(780)	3,133			$82,297

Basic and diluted earnings per share
Basic	$2.05		$1.93	$(0.05)				$1.79
Diluted	$2.04		$1.92	$(0.05)				$1.78

Weighted average common shares outstanding
Basic	38,248	3,280	41,528	15,870		5		45,988
Diluted	38,462	3,280	41,743	15,870		5		46,203

(a)	The Pro forma adjustments are made to reflect the results of operations of CastlePoint and Hermitage assuming their acquisition by Tower had occurred on January 1, 2009. Certain one-time charges were excluded from the pro forma results including, (i) transaction costs of $11.4 million and $3.6 million, respectively, related to the acquisition of CastlePoint and Hermitage, (ii) CastlePoint’s severance expenses of $2.0 million and (iii) Tower’s gain of $7.4 million related to the acquisition of CastlePoint.
See “Notes to Unaudited Pro forma Condensed Consolidated Financial Statements” below.

Tower Group, Inc.
Unaudited Condensed Consolidated Pro forma Statement of Income
Year ended December 31, 2008

				Eliminations
				of Tower	Pro Forma
				CastlePoint	Adjustments-			Tower		Pro Forma			Tower/SUA
($ in thousands, except par	Historical			Intercompany	Tower/			Pro Forma	Historical	Adjustments-			Pro Forma
value and share amounts)	Tower	CastlePoint	Hermitage	Amounts	CastlePoint	Notes		Combined	SUA	SUA	Notes		Combined

Revenues
Net premiums earned	$314,551	$444,719	$84,148					$843,418	$143,465				$986,883
Ceding commission revenue	79,162	—	—	(71,191)		3	(c)	7,971	—				7,971
Insurance services revenue	68,156	37,827	—	(63,293)		3	(b)		—
				(37,827)		3	(b)	4,863					4,863
Policy billing fees	2,347	—	—					2,347	—				2,347
Net investment income	34,568	31,457	7,045		(1,148)	3	(d)		10,837
					5,733	3	(g)
					(2,285)	3	(j)	75,370					86,207

Net realized gains (losses) on investments	8,297	(741)						7,556	—				7,556

Other-than-temporary impairment losses	(22,651)	(16,690)	(3,065)					(42,406)	(811)				(43,217)

Total revenues	484,430	496,572	88,128	(172,311)	2,300			899,119	153,491	—			1,052,610
Expenses
Loss and loss adjustment expenses	162,739	261,807	48,736		(3,125)	3	(l)	470,157	89,385	(580)	4	(d)	558,962

Underwriting expenses	223,936	222,462	38,528		2,391	3	(a)		56,122	529	4	(a)
				(63,293)		3	(b)			(3,301)	4	(c)
				(37,827)		3	(b)			(3,801)	4	(b)
				(71,191)		3	(c)
					5,500	3	(e)
					(6,849)	3	(k)
					(11,238)	3	(m)	302,419					351,967
Interest expense	8,449	11,418						19,867	—				19,867

Total expenses	395,124	495,687	87,264	(172,311)	(13,321)			792,443	145,507	(7,154)			930,796
Other Income (expense)

Equity income in unconsolidated affiliate	269	—	—		(269)	3	(f)	—					—

Income before income taxes	89,575	885	864	—	15,352			106,676	7,984	7,154			121,814
Income tax expense (benefit)	32,102	554	(128)		(837)	3	(a)		559	(185)	4	(a)
					(402)	3	(d)			1,330	4	(b)
					(1,925)	3	(e)			1,156	4	(c)
					(94)	3	(f)			203	4	(d)
					2,007	3	(g)			2,235	4	(g)
					(244)	3	(h)
					430	3	(i)
					(800)	3	(j)
					2,397	3	(k)
					1,094	3	(l)
					3,933	3	(m)	38,087					43,386

Net income	$57,473	$331	$992	$0	$9,793			$68,589	$7,425	$2,415			$78,429

Basic and diluted earnings per share
Basic	$2.49							$1.72	$0.48				$1.77
Diluted	$2.47							$1.71	$0.47				$1.76

Weighted average common shares outstanding
Basic	23,040				16,870			39,910	15,608		5		44,370
Diluted	23,251				16,870			40,120	15,776		5		44,580

See “Notes to Unaudited Pro forma Condensed Consolidated Financial Statements” below.

Tower Group, Inc.
Notes to Unaudited Pro forma Condensed Consolidated Financial Statements
1. BASIS OF PRESENTATION
The unaudited pro forma condensed consolidated financial information gives effect to the merger with SUA as if it had occurred (i) on September 30, 2009 for the purposes of the unaudited pro forma condensed consolidated balance sheet and (ii) on January 1, 2008 for the purposes of the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2008 and January 1, 2009 for the nine months ended September 30, 2009. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2008 and the nine months ended September 30, 2009 give effect to the acquisitions of CastlePoint and Hermitage, which were consummated on February 5, 2009 and February 27, 2009, respectively, as if they had occurred on January 1, 2008 and January 1, 2009, respectively. The unaudited pro forma condensed consolidated financial information has been prepared by Tower’s management. Certain amounts from SUA’s historical consolidated financial statements have been reclassified to conform to Tower’s presentation.
General
This unaudited pro forma condensed consolidated financial information has been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 and the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2008 and the nine months ended September 30, 2009 have been prepared using the following information:
•	Unaudited historical consolidated financial statements of Tower as of September 30, 2009 and for the nine months ended September 30, 2009;

•	Unaudited historical consolidated financial statements of SUA as of September 30, 2009 and for the nine months ended September 30, 2009;

•	Audited historical consolidated financial statements of Tower for the year ended December 31, 2008;

•	Audited historical consolidated financial statements of CastlePoint for the year ended December 31, 2008;

•	Audited historical consolidated financial statements of Hermitage for the year ended December 31, 2008;

•	Audited historical consolidated financial statements of SUA for the year ended December 31, 2008;

•	Such other supplementary information as considered necessary to reflect the proposed merger in the unaudited pro forma condensed consolidated financial information.
The pro forma adjustments reflecting the merger with SUA and the acquisitions of CastlePoint and Hermitage by Tower under the purchase method of accounting are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the merger and the allocation of the final purchase price of SUA will depend on a number of factors, including additional financial information available at such time, changes in values and changes in SUA’s operating results between the date of this unaudited pro forma condensed consolidated financial information and the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments and it is possible that the differences may be material. Tower’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.
The unaudited pro forma condensed consolidated financial information does not include financial benefits or expenses from operating expense efficiencies or revenue enhancements arising from the merger with SUA and the acquisitions of CastlePoint and Hermitage by Tower nor does the unaudited pro forma condensed consolidated financial information include the portion of restructuring and integration costs to be incurred by Tower, CastlePoint, Hermitage and SUA, except for certain fair value adjustments.

The unaudited pro forma condensed consolidated financial information is not intended to reflect the results of operations or the financial position that would have resulted had the merger and the acquisitions of CastlePoint and Hermitage by Tower been effected on the dates indicated and if the companies had been managed as one entity. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements of Tower included in Tower’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2009 and the historical consolidated financial statements of SUA included in SUA’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter and nine months September 30, 2009 and the historical consolidated financial statements of CastlePoint and Hermitage for the year ended December 31, 2008
2. PURCHASE PRICE AND RELATED CONSIDERATIONS
On November 13, 2009, Tower Group, Inc. (“Tower”) and Tower S.F. Merger Corporation, a wholly-owned subsidiary of Tower (“Merger Sub”), completed the acquisition of Specialty Underwriters’ Alliance, Inc. (“SUA”), pursuant to the terms and conditions of the Amended and Restated Agreement and Plan of Merger executed on July 22, 2009 and effective as of June 21, 2009, by and among Tower, Merger Sub and SUA (the “Merger Agreement”).
SUA, a Delaware corporation headquartered in Chicago, Illinois, was incorporated in April 2003, and through its wholly-owned subsidiary, SUA Insurance Company, offers specialty commercial property and casualty insurance products through independent general agents, or partner agents, that serve niche groups of insureds.
Under the terms of the Merger Agreement, each share of SUA common stock and each share of SUA Class B common stock, excluding any shares held in treasury by SUA, owned by Tower or any wholly-owned subsidiary of Tower, and owned by any direct or indirect subsidiary of SUA (other than any SUA common stock or Class B common stock held in an investment portfolio), was converted into the right to receive 0.28 shares of Tower common stock. In connection with the closing of the transaction, Tower issued an aggregate of 4,460,092 shares of its common stock to SUA stockholders.
This description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to the Current Report on Form 8-K, filed on November 13, 2009, and is incorporated herein by reference. A copy of the press release announcing the completion of the merger was attached to the Current Report on Form 8-K, filed on November 13, 2009, as Exhibit 99.1 and is herein incorporated by reference.
For purposes of presentation in the unaudited pro forma condensed consolidated financial information, the financing of the merger and allocation of purchase consideration is assumed to be as follows:

($ in thousands)

Purchase Consideration (a)
Purchase price paid	$105,883
Estimated fair value of outstanding SUA stock options and deferred stock awards (b)	684

Total purchase consideration	106,567

Allocation of Purchase Consideration at September 30, 2009 (c)
Total assets	483,283
Total liabilities	(358,914)
Estimated fair value adjustments, net of taxes of $4,176	7,755

Estimated fair value of net assets acquired	132,124

Negative goodwill	(25,557)
Recognized in earnings as gain on acquisition of SUA	25,557

Goodwill	$—

(a)	Based on the exchange rate of 0.28 shares of Tower common stock for each share of SUA stock, using a price of $23.74 per share of Tower common stock, the closing price per share on November 13, 2009. Based on an exchange ratio of 0.28, the purchase price consideration will consist of approximately 4,460,092 shares of Tower common stock with an aggregate value of approximately $105.9 million.

(b)	The purchase price includes the estimated fair value of Tower stock options to be issued as of the closing date in exchange for vested stock options of SUA. SUA stock options will be converted to Tower stock options at the award exchange ratio and the exercise price will be the exercise price of the SUA stock options divided by the award exchange ratio. Vested stock options issued by Tower in respect of vested SUA stock options held by employees of SUA are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of Tower stock options of $0.3 million. The fair value of vested Tower stock options that will be issued in respect of vested SUA stock options was estimated by using the Black-Scholes option pricing model with market assumptions. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The more significant assumptions used in estimating the fair value of Tower options include volatility of 44%, an expected life of two years based on the age of the original award, a dividend yield of 1%, and a risk-free interest rate of 1.6%. The fair value of the Tower unvested stock options to be issued to holders of SUA stock options as of September 30, 2009 is de minimis. Also included in the purchase price is the estimated fair value of the vested portion of the deferred stock awards held by SUA employees of $0.4 million.

(c)	The purchase price is allocated to balance sheet assets acquired (including identifiable intangible assets arising from the merger) and liabilities assumed based on their estimated fair value. The fair value adjustments to the SUA historical consolidated balance sheet in connection with the merger are described below in Note 4.

(d)	The fair value adjustments to balance sheet assets acquired and liabilities assumed are preliminary in nature.
3. PRO FORMA ADJUSTMENTS RELATED TO TOWER, CASTLEPOINT AND HERMITAGE
As discussed above, these pro forma adjustments are based on certain estimates and assumptions as of the date of the unaudited pro forma condensed consolidated financial information. As the values of certain assets and liabilities are preliminary in nature, they are subject to adjustment as additional information is obtained, including, but not limited to, the valuation of separately identifiable intangible assets, the valuation of the business acquired, fixed assets, loss reserves and deferred taxes. The valuations will be finalized within the measurement period, generally defined as 12 months from the close of the acquisition. When the valuations are finalized, any changes to the preliminary valuation of assets acquired or liabilities assumed may result in adjustments to separately identifiable intangible assets and goodwill.
     (a) In connection with the CastlePoint and Hermitage acquisitions, intangible assets were recorded by Tower in the amount of $20.0 million in the first quarter of 2009. The pro forma statement of income has been adjusted to reflect amortization expense for intangibles of $2.4 million for the year ended December 31, 2008.
     (b) Insurance services revenues earned (primarily consisting of direct commission revenue) as a result of placing business through Tower Risk Management Corp. or CastlePoint Management Corp. on behalf of CastlePoint’s or Tower’s respective insurance subsidiaries has been eliminated with a corresponding elimination of CastlePoint’s underwriting expenses for the year ended December 31, 2008.
     (c) Ceding commission revenue recognized by Tower on business ceded to CastlePoint has been eliminated with a corresponding elimination of underwriting expenses for the year ended December 31, 2008.
     (d) This amount represents the loss of investment income on $65.4 million of cash consideration which was paid to CastlePoint shareholders on February 5, 2009 for the acquisition of CastlePoint, at an assumed investment rate of 1.76%.
     (e) Deferred acquisition costs, including related tax effect, were reduced for pro forma purposes as the acquisition of CastlePoint would eliminate certain costs charged by Tower Risk Management Corp. to CastlePoint Insurance Company, which had previously been deferred by CastlePoint Insurance Company.
     (f) This amount represents the elimination of Tower’s equity income from CastlePoint as an unconsolidated affiliate for the year ended December 31, 2008 and the related income tax effect.
     (g) Net investment income has been increased, net of income tax effect, representing the accretion of an additional estimated purchase discount arising from the fair value of certain of CastlePoint’s fixed maturity investments that is approximately $50.0 million less than amortized cost as of February 5, 2009. The fair value of these investments became Tower’s cost when the acquisition of CastlePoint closed. The additional estimated discount will be amortized over the estimated remaining years to maturity of the identified investments. The additional estimated discount assumes Tower will continue to hold the identified investments and there will be no loss of principal.

     (h) For pro forma purposes, CastlePoint’s marginal tax rate was increased to Tower’s statutory income tax rate of 35%.
     (i) For pro forma purposes, Hermitage’s marginal tax rate was increased to Tower’s statutory income tax rate of 35%.
     (j) This amount represents the loss of investment income on $130.1 million of funds which were used on February 27, 2009 to purchase Hermitage, at an assumed investment rate of 1.76%.
     (k) Underwriting expenses were reduced by $6.8 million for the year ended December 31, 2008. This adjustment reflects lower acquisition costs for the value of business acquired (“VOBA”) as compared to CastlePoint’s and Hermitage’s deferred acquisition costs.
     (l) The pro forma statement of income for the year ended December 31, 2008 has been adjusted to reflect $3.1 million of amortization of the fair value adjustment for loss and loss adjustment expenses (“LAE”) which is being amortized over the loss and LAE payout pattern and reflected as a component of loss and LAE.
     (m) This amount reflects acquisition-related transaction expenses and one-time severance costs totaling $11.2 million recorded by CastlePoint.
4. PRO FORMA ADJUSTMENTS RELATED TO TOWER AND SUA
As discussed above, these pro forma adjustments are based on certain estimates and assumptions as of the date of the unaudited pro forma condensed consolidated financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of balance sheet assets, liabilities and operating results of SUA between September 30, 2009 and the closing date. Tower expects to make such actual adjustments as of the closing date. These actual adjustments may be different from the adjustments to the unaudited pro forma condensed consolidated financial information and such differences may be material. The fair value adjustments to balance sheet assets acquired and liabilities assumed are preliminary in nature.
     (a) Identifiable intangible assets increased by $1.1 million to $11.9 million and are comprised principally of $4.4 million relating to SUA’s distribution network, $0.4 million related to SUA’s trademark and name and $7.1 million relating to insurance licenses. The intangible assets related to the distribution network acquired and trade name will be amortized over approximately 25 years and 1 year, respectively. The intangible asset related to the insurance licenses is indefinite and not subject to amortization. All intangible assets and goodwill will be tested for impairment whenever events or change in circumstances indicate that a carrying amount may be impaired. Indefinite lived intangible assets and goodwill will be subject to annual impairment testing. The pro forma statements of income reflect amortization expense for intangibles of $0.4 million for the nine months ended September 30, 2009 and $0.5 million for the year ended December 31, 2008.
     (b) Fixed assets were reduced by $0.4 million to $11.9 million at September 30, 2009. This reduction is primarily related to writing-off miscellaneous software and equipment which will not be used in the combined organization. The pro forma statements of income reflect net depreciation expense reductions of $2.9 million for the nine months ended September 30, 2009 and $3.8 million for the year ended December 31, 2008, due in part, to a reevaluation of useful lives.
     (c) Deferred acquisition costs (“DAC”), which includes VOBA decreased by $2.8 million. The valuation for the policies that were in force on the acquisition date has been determined by using a cash flow model rather than an observable market price, as a liquid market for valuing the in force business could not be determined. The valuation model uses an estimate of the expected underwriting profit and the net nominal future cash flows associated with the in force policies that a market participant would expect as of the date of the merger. The fair value of the VOBA recorded on September 30, 2009 was $18.6 million and replaced SUA’s carried DAC of $21.4 million as part of the business combination adjustments. The fair value adjustment will be amortized in proportion to the timing of the expected underwriting profit associated with the in force policies acquired. The cash flow or interest component of the VOBA asset will be amortized in proportion to the expected underwriting profit associated with the in force policies acquired. The amortization will be reflected as a component of underwriting expenses. As a result of this business combination adjustment, the Company’s underwriting expenses were reduced by $2.1 million for the nine months ended September 30, 2009 and $3.3 million for the year ended December 31, 2008.
     (d) The fair value of the loss and LAE reserves increased by $1.8 million as a result of the required fair value adjustment on loss and LAE reserves. This valuation has been determined by using a cash flow model rather than an observable market price as a liquid market for such underwriting liabilities could not be determined. The valuation model uses an estimate of net nominal future cash flows related to liabilities for losses and LAE that a market participant would expect as of the closing date. These future cash flows are adjusted for the time value of money at a risk free rate and a risk margin to compensate an acquirer for bearing the risk associated with the liabilities. The fair value adjustment for loss and LAE reserves of $1.8 million will be amortized over the loss and LAE payout pattern and reflected as a component of loss and LAE incurred. The pro forma statements of income reflect the amortization of the fair value adjustments of $0.4 million for the nine months ended September 30, 2009 and $0.6 million for the year ended December 31, 2008.
     (e) The loss and LAE reserves were increased by $15.7 million, representing Tower’s estimate of required loss and loss reserves as of the acquisition date. Tower obtained SUA’s actuarial analyses and utilized its own independent assessment of required reserves for SUA to determine the reserve adjustment amount. SUA’s loss reserves, after adjustments (d) and (e), increased to $239.7 million.
     (f) This amount reflects elimination of SUA’s historical equity balances and the related tax balances.
     (g) For pro forma purposes, SUA’s marginal tax rate was increased to Tower’s statutory income tax rate of 35%.
5. EARNINGS PER COMMON SHARE
     (a) Pro forma earnings per share of common stock for the nine months ended September 30, 2009 and the year ended December 31, 2008 have been calculated based on the estimated weighted average number of shares of Tower’s common stock outstanding on a pro forma basis, as described below. The historical weighted average number of shares of Tower’s common stock outstanding, after giving effect to the shares of Tower common stock issued in connection with the CastlePoint acquisition, was 41,528,062 and 41,742,515, basic and diluted, respectively, for the nine months ended September 30, 2009 and 39,910,068 and 40,120,214, basic and diluted, respectively, for the year ended December 31, 2008.
     (b) The pro forma weighted average number of shares of Tower’s common stock outstanding for the nine months ended September 30, 2009, after giving effect to 4,460,092 shares of Tower’s common stock issued to SUA stockholders is 45,988,160 and 46,202,613, basic and diluted, respectively. The pro forma weighted average number of shares of Tower’s common stock outstanding for the year ended December 31, 2008, after giving effect to 16,869,572 and 4,460,099 shares of Tower common stock issued to CastlePoint’s and SUA’s stockholders, respectively is 44,370,167, and 44,580,313, basic and diluted, respectively.